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                                EXHIBIT 4.2(a)


                    FIRST SUPPLEMENTAL INDENTURE dated as of June 27, 1996
            (this "Supplemental Indenture"), to the Indenture dated as of February 29, 1996 (the "Indenture"), between HEXCEL CORPORATION, a Delaware corporation (the "Company"), and FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"). Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.

          WHEREAS, the Company desires to amend certain provisions of the Indenture, among other things, in respect of the Credit Agreement (as defined in Section 1(b) below) which is being entered into concurrently with this Supplemental Indenture;

          WHEREAS, the Company desires to issue up to $115 million of its Convertible Subordinated Notes due 2003;

          WHEREAS, Section 9.02 of the Indenture authorizes the Company and the Trustee to amend certain provisions of the Indenture with the consent of the Securityholders;

          WHEREAS, the Company has not issued any Securities under the Indenture as of the date of this Supplemental Indenture;

          WHEREAS, pursuant to the Strategic Alliance Agreement, dated as of September 29, 1995, and as subsequently amended (the "Strategic Alliance Agreement"), among Ciba-Geigy Limited ("Ciba"), Ciba-Geigy Corporation and the Company, all the Securities to be issued under the Indenture shall be issued to Ciba and its Subsidiaries (as defined in the Strategic Alliance Agreement); and

          WHEREAS, Ciba and the Company have agreed to modify the terms of the Securities as set forth in this Supplemental Indenture, and accordingly, Ciba consents to this Supplemental Indenture.

          NOW, THEREFORE, the Company and the Trustee hereby agree for the equal and ratable benefit of the Securityholders as follows:


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          SECTION 1.  AMENDMENT OF INDENTURE.  (a)  The definition of "Ciba"
contained in Article I of the Indenture is hereby amended to read as follows:

               ""CIBA" means Ciba-Geigy Limited, a corporation organized
            under the laws of Switzerland, together with its successors and assigns, including, upon consummation of the merger or combination of Ciba-Geigy Limited and Sandoz Limited, Novartis Limited."

          (b) The definition of "Credit Agreement" contained in Article I of the Indenture is hereby amended to read as follows:

               ""CREDIT AGREEMENT" means, collectively, the Credit Agreement dated as of June 27, 1996, among the Company, certain of its Subsidiaries, the institutions from time to time party thereto as Lenders, Citibank, N.A. (or any successor thereto) in its separate capacity as collateral agent for the Lenders and Credit Suisse (or any successor thereto) in its separate capacity as administrative agent for the Lenders, as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, and any other agreement pursuant to which any of the Indebtedness, commitments, obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing thereunder may be replaced or refinanced, in any such event having an aggregate principal amount and availability not in excess of $310,000,000 LESS the amount of any Indebtedness Incurred by Subsidiaries of the Company pursuant to Section 13.1(j) of the Credit Agreement (or any successor provision) PLUS amounts otherwise permitted pursuant to Section 4.03(b)(i) of this Indenture."


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                                                                             3


          (c) The definition of "Specified Properties" contained in Article I of the Indenture is hereby amended to read as follows:

               ""SPECIFIED PROPERTIES" shall mean (i) the Company's
            manufacturing plants located in (a) Lancaster, Ohio, (b) Welkenraedt, Belgium and (c) Graham, Texas, (ii) the manufacturing plants of Hexcel Omega Corporation located in Anaheim, California, (iii) the outstanding capital stock of Hexcel Omega Corporation and (iv) the outstanding capital stock and intercompany obligations of Hercules Aerospace Espana, S.A., a Spanish corporation, to the extent such properties are sold pursuant to the letter agreement dated June 27, 1996, between the Company and Hercules Incorporated."

          (d) Section 4.03(b)(i) of the Indenture is hereby amended to read as follows:

               "(i)  Indebtedness under the Credit Agreement and any other loan or other agreement in an aggregate principal amount outstanding at any time not to exceed the sum of (A) the outstanding Indebtedness under the Credit Agreement and the unused commitments thereunder as of the date the Credit Agreement first becomes effective and (B) $12,500,000."

          (e) Section 4.03(b)(vi) of the Indenture is hereby amended to read as follows:

               "(vi)  Refinancing Indebtedness Incurred in respect of
            Indebtedness Incurred pursuant to clause (iv) or (v) above or
            Section 13.1(j) of the Credit Agreement as in effect on the date the Credit Agreement first becomes effective (or any successor provision having the same terms)."

          (f) Section 4.03(b)(x) of the Indenture is hereby amended to read as follows:

               "(x)(A)  Guarantees of any Subsidiary in respect of
            obligations of the Company, (B) Guarantees of the Company in respect of Indebtedness of any Subsidiary Incurred pursuant to
            Section 13.1(j) of the Credit Agreement as in effect on the date the Credit Agreement first becomes effective (or any successor provision having the same terms) and (C) Guarantees of any partnership or

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                                                                             4


            joint venture (other than Existing Joint Ventures) to the extent that the Incurrence of such obligations shall not cause to Maximum Partnership/Joint Venture Amount to exceed $15,000,000 at any time; PROVIDED that no such Investment may be made as long as any Default or Event of Default has occurred and is continuing or would occur as a result of such Investment;"

          (g) Section 4.03(b) of the Indenture is hereby amended by inserting the following new clauses (xv) and (xvi) at the end thereof:

               "(xv)  Indebtedness of the Company in respect of unsecured standby and commercial letters of credit issued by Lenders under the Credit Agreement in an aggregate face amount (including, without limitation, any reimbursement obligations owing in respect thereof) not to exceed $10,000,000; or

               (xvi) Indebtedness represented by the Company's Convertible Subordinated Notes due 2003 in an aggregate principal amount not to exceed $115 million."

          (h) The face of Exhibit A to the Indenture is hereby amended to state that the principal amount of the Securities is payable on March 1, 2003.

          (i) The second sentence of Section 1 of Exhibit A to the Indenture is hereby amended to read as follows:

               "On the third anniversary of the date of the Closing (as
            defined in the Strategic Alliance Agreement dated as of September 29, 1995, among Ciba-Geigy Limited, Ciba-Geigy Corporation and the Company), the rate of interest then borne by the Securities shall increase to 10.5%, and on each subsequent anniversary of the Closing the rate of interest then borne by the Securities shall increase by an additional 0.5%."

          (j) Exhibit B to the Indenture is hereby amended and restated in the form of Exhibit B hereto.

          SECTION 2. CONFIRMATION. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

          SECTION 3. EFFECTIVENESS. This Supplemental Indenture shall take effect immediately upon its execution and delivery by the Company, the Trustee and Ciba.


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                                                                             5


          SECTION 4. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one contract.

          SECTION 5. EXECUTION. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

          SECTION 6. APPLICABLE LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their duly authorized officers, all as of the date and year first above written.

                                   HEXCEL CORPORATION

                                     by
                                       ---------------------------------
                                       Name:
                                       Title:


                                   FIRST TRUST OF CALIFORNIA, NATIONAL
                                   ASSOCIATION

                                     by
                                       -----------------------------------
                                       Name:
                                       Title:



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                                                                             6


CONSENTED AND AGREED TO BY:

CIBA-GEIGY LIMITED

  by
    ----------------------------
    Name:
    Title:


  by
    ----------------------------
    Name:
    Title: